EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Dec. 12, 2024

Darling Ingredients Inc. Announces Leadership Changes

•Brad Phillips, Executive Vice President and Chief Financial Officer, to retire
•Robert Day to be named Executive Vice President and Chief Financial Officer
•Sandra Dudley to be named Executive Vice President, Renewables and Chief Strategy Officer
•Carlos Paz joins as Executive Vice President, Global Risk Management, Ingredients

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced that Brad Phillips, Executive Vice President and Chief Financial Officer, will retire from the company after 36 years, effective June 15, 2025. Robert Day, currently Executive Vice President and Chief Strategy Officer, will assume the role of Executive Vice President and Chief Financial Officer effective on the day after the company files its 2024 Form 10-K, which is expected to occur on Feb. 25, 2025; after which, Phillips will remain employed until his retirement date to assist Day in his transition to his new role. Sandra Dudley, currently Executive Vice President, Renewables and U.S. Specialty Operations, will succeed Day as Chief Strategy Officer, under the new title of Executive Vice President, Renewables and Chief Strategy Officer. Carlos Paz will join the company as Executive Vice President, Global Risk Management, Ingredients.

“We extend our deepest gratitude to Brad for his many years of service to Darling Ingredients,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Brad's vision, leadership and financial expertise were instrumental in shaping our company into the pillar it is today. From spearheading transformative acquisitions to driving unprecedented growth, Brad's contributions are woven into every success we’ve achieved. We thank him for his unwavering dedication and wish him all the best in his retirement.”

Day joined Darling Ingredients in August 2023 as Chief Strategy Officer. Prior to joining the company, he served as a partner at Ascendant Partners, an investment bank and advisory firm. From 2015 to 2022, Day was with Ceres Global Ag. Corp., where he served as Chief Executive Officer from 2016 to 2022. Prior to that, he was Managing Director Asia at ED&F Man; and he held a variety of executive and senior management roles with Cargill, Incorporated in Asia, Latin America and the United States over a 19-year period. Day holds an MBA from St. Thomas University and a bachelor’s degree from the University of Minnesota.

Dudley joined Darling Ingredients in 2015 and has served as Executive Vice President, Renewables and U.S. Specialty Operations since October 2021, overseeing Darling Ingredients’ investment in its Diamond Green Diesel joint venture, as well as the company’s wet pet food, organic fertilizer, bakery feeds, refining and restaurant services businesses. Prior to joining Darling Ingredients, from 1998 to 2004, she worked at ConAgra Foods, serving in both strategy and financial roles; and from 2004 to 2015, she worked at Tenaska Marketing Ventures, a top natural gas marketer, where she analyzed long-term deals, developed deal structures and traded natural gas.

Paz will join Darling Ingredients as Executive Vice President, Risk Management, Ingredients. In this newly created role, Paz will oversee all risk-taking and trading activities globally, as well as the management and mitigation of risks related to commodity price fluctuations, supply chain disruptions and market volatility. He joins Darling Ingredients from Ceres Global Ag. Corp., where he served as President and Chief Executive Officer from August 2022 until December 2024. Prior to joining Ceres, he spent over 20 years at Cargill, Incorporated in a number of leadership roles, where he successfully led trading and merchandising. Paz has a bachelor’s degree in general business management and agricultural economics from Kansas State University.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com

Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com